SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 21, 2005

Date of report (Date of earliest event reported)

BUCA, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-25721	41-1802364
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Nicollet Mall, Suite 5003 Minneapolis, Minnesota	55403
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (612) 225-3400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Pursuant to the terms of the various employment agreements BUCA, Inc. (the “Company”) previously entered into with Wallace B. Doolin, Modesto Alcala, Kaye R. O’Leary, Stephen Hickey, Richard Erstad and Cynthia Rodahl, on July 21, 2005, the compensation committee of the board of directors of the Company established the relevant performance targets for the payment of bonuses for fiscal 2005. Bonus payments for fiscal 2005 are to be based upon achieving certain targets based upon EBITDA and upon achieving certain departmental objectives.

The compensation committee also granted to certain of the executives shares of restricted stock and options to purchase shares of the Company’s common stock under the 1996 Stock Incentive Plan of BUCA, Inc. and Affiliated Companies, as amended. Mr. Alcala was granted 42,000 shares of restricted common stock, Ms. O’Leary was granted 35,000 shares of restricted common stock, Mr. Hickey was granted 15,000 shares of restricted common stock, Ms. Rodahl was granted 30,000 shares of restricted common stock, and Mr. Erstad was granted 30,000 shares of restricted common stock. All such shares of restricted common stock vest and the related restrictions expire on July 21, 2008. However, each executive’s restricted shares will vest immediately upon the earliest to occur of the executive’s death or disability or a Fundamental Change (as defined in the related agreement) of the Company. If the executive’s employment is terminated for any reason (other than death, disability or a Fundamental Change) prior to vesting, the restricted shares will be forfeited. In addition, Mr. Hickey was granted an option to purchase 15,000 shares of our common stock at a price of $5.48 per share. The options vest in full on December 25, 2005.

A copy of the form of Restricted Stock Agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.02. Results of Operations and Financial Condition.

On July 25, 2005, BUCA, Inc. issued a press release announcing its financial results for the fourth quarter of fiscal 2004, fiscal 2004 and the first quarter of fiscal 2005, a copy of which is being furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

10.1	Form of Restricted Stock Agreement for the 1996 Stock Incentive Plan of BUCA, Inc. and Affiliated Companies, as amended

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 25, 2005	BUCA, INC.
(Registrant)

	By	/s/ Wallace B. Doolin
Wallace B. Doolin
Chairman, President and Chief Executive Officer